Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 1, 2007, relating to the financial statements and financial statement schedules of Cincinnati Bell Inc. and management’s report on the effectiveness of internal control over financial reporting (which report on the financial statements and financial statement schedules expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, Statement of Financial Accounting Standards (“SFAS”) No. 123(R) (revised 2004), Share Based Payment, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans) appearing in the Annual Report on Form 10-K of Cincinnati Bell Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
May 16, 2007